As filed with the Securities and Exchange Commission on November 16, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PAR TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1434688
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

PAR TECHNOLOGY PARK, 8383 Seneca Turnpike,
New Hartford, NY	13413-4991
(Address of Principal Executive Offices)	(Zip Code)

PAR TECHNOLOGY CORPORATION 2015 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Ronald J. Casciano
Chief Executive Officer and President
PAR TECHNOLOGY PARK
8383 Seneca Turnpike
New Hartford, NY 13413-4991
(Name and Address of Agent For Service)

(315) 738-0600
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.02 par value per share	1,000,000	$7.21	$7,210,000	$726.05

(1)
Represents the additional number of shares of PAR Technology Corporation (the “Registrant”) common stock, par value $.02 per share (the “Common Stock”), that may be granted under the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”).  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which are issued or become issuable upon exercise of options granted under the 2015 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purposes of determining the registration fee pursuant to Rules 457(c), 457(h)(1) and 457(h)(3) under the Securities Act of 1933, as amended, on the basis of the average of the high and low  prices for the Registrant’s Common Stock  on November 12, 2015, as reported on the New York Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, directors, consultants and others as specified by Rule 428(b)(q).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to rule 424.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, directors, consultants and others as specified by Rule 428(b)(q).  In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to rule 424.

Item 3.	Incorporation of Certain Documents by Reference.

The following documents of the Registrant, filed with the Commission, are incorporated herein by reference:

(a)            The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014, filed with the Commission on March 31, 2015;

(b)            The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 8, 2015;

(c)            The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed on August 14, 2015;

(d)            The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended on September 30, 2015, filed on November 16, 2015;

(e)            The Registrant’s Current Reports on Form 8-K filed on March 31, May 14, June 2, July 23, September 1, September 17, and November 5, 2015;

(f)            The Description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-B field on August 23, 1993, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant's  Certificate of Incorporation,  as amended,  provides that the Registrant  shall, to the fullest extent  permitted  under Delaware  General Corporation Law, indemnify all of the Registrant's directors,  except in certain circumstances  involving  wrongful  acts,  such  as (a) for  any  breach  of the director's duty of loyalty to the Registrant or its  stockholders,  (b) for acts or omissions  not in good faith or which  involve  intentional  misconduct  or a knowing  violation  of  law,  (c)  under  Section  174 of the  Delaware  General Corporation  Law, or (d) for any transaction  from which the director derived an improper personal benefit.

In addition, the  Registrant's  Bylaws  require it to indemnify any of its directors,  officers,  employees or agents against all expenses and  liabilities reasonably  incurred by him or her in connection  with any legal action in which such person is involved  by reason of his or her  position  with us unless it is determined  that he or she did not act in good  faith in the  reasonable  belief that  his  or  her  action  was  in  the   Registrant's   best  interest.   Such indemnification  shall include payment by the Registrant of expenses incurred in defending  a civil or  criminal  action or  proceeding  in  advance of the final disposition of such action or proceeding, upon its receipt of the undertaking of the person  indemnified to repay such payment if such person shall ultimately be determined not to be entitled to such  indemnification.  The Registrant's Bylaws require it to maintain,  and it does so maintain,  an insurance  policy insuring its directors and officers against liabilities.

The Registrant has obtained  director and officer  liability  insurance for the  benefit of its  directors  and  officers  that  insures its  directors  and officers  against  certain losses and insures the Registrant  against certain of its obligations to indemnify such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits hereto is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Hartford, State of New York, on this 16th day of November, 2015.

PAR TECHNOLOGY CORPORATION

By: /s/ Ronald J. Casciano
Ronald J. Casciano
Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Ronald J. Casciano and Viola A. Murdock, and each of them singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Ronald J. Casciano	Chief Executive Officer and President	November 16, 2015
Ronald J. Casciano

/s/ Paul D. Eurek	Director	November 16, 2015
Paul D. Eurek

/s/ Cynthia A. Russo	Director	November 16, 2015
Cynthia A. Russo

/s/ Todd E. Tyler	Director	November 16, 2015
Todd E. Tyler

/s/ Dr. John W. Sammon	Director	November 16, 2015
Dr. John W. Sammon

/s/ Matthew J. Trinkaus	Controller and Chief	November 16, 2015
Matthew J. Trinkaus	Accounting Officer

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation, as amended, of the Registrant (filed as Exhibit 3(i) to Form 8-K filed May 29, 2014 of PAR Technology Corporation and incorporated herein by reference).

3.2	Bylaws, as amended May 22, 2014 (filed as Exhibit 3(ii) to Form 8-K filed May 29, 2014 of PAR Technology Corporation incorporated herein by reference).

4
Specimen Certificate representing the Common Stock (filed as Exhibit 4 to Registration Statement on Form S-2 (Registration No. 333-04077) of PAR Technology Corporation and incorporated herein by reference.

4.2	2015 Equity Incentive Plan

4.3	Form of Stock Option Award Agreement

4.4	Form of Restricted Stock Award Agreement

5.1	Opinion of Pierce Atwood LLP (filed herewith).

23.1	Consent of Pierce Atwood LLP (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP

24.1	Power of Attorney (included on signature page).